EXHIBIT (21) SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

    Technitrol, Inc., which has no parent, has the following subsidiaries:

         Name                           Incorporation             Percent Owned
         ----                           -----------------------  -------------
Advanced Metallurgy, Inc.               Pennsylvania                  100%
Chace Precision Metals, Inc.            Delaware                      100%
Doduco Espana                           Spain                         100%
Doduco GmbH                             Germany                       100%
Dongguan Pulse Electronics Co., Ltd.    Peoples Republic of China     100%
Pulse Canada Ltd.                       Canada                        100%
Pulse Electronics, Ltd.                 Hong Kong                     100%
Pulse Engineering Distribution, Ltd.    Ireland                       100%
Pulse Engineering, Inc.                 Delaware                      100%
Pulse Philippines Corporation           Philippines                   100%
Pulse Production (Malaysia) Sdn. Bhd.   Malaysia                      100%
Pulse Production (Thailand) Ltd.        Thailand                      100%
Pulse Taiwan Corporation                Taiwan                        100%
Technitrol Delaware, Inc.               Delaware                      100%
Technitrol International, Inc.          Delaware                      100%
Technitrol Singapore Holdings Pte. Ltd. Singapore                     100%



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